Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Investment Grade Bond Portfolio (BR-IG)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)



The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
08-17-2015

Security Type:
BND/CORP


Issuer
Plains All American Pipeline, L.P. (2025)

Selling Underwriter
Citigroup Global Markets Inc.

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[x] Other:  UBS Securities LLC for UBS-PACE

List of
Underwriter(s)
Citigroup Global Markets Inc., Mizuho
Securities USA Inc., Mitsubishi UFJ
Securities (USA), Inc., UBS Securities
LLC, Deutsche Bank Securities Inc., DNB
Markets, Inc., Scotia Capital (USA) Inc.,
SG Americas Securities, LLC, BB&T Capital
Markets, a division of BB&T Securities,
LLC, BMO Capital Markets Corp.,CIBC World
Markets Corp., Fifth Third Securities,
Inc., ING Financial Markets LLC, PNC
Capital Markets LLC, Regions Securities
LLC, U.S. Bancorp Investments, Inc.

Transaction Details

Date of Purchase
08-17-2015


Purchase Price/Share
(per share / % of par)
$99.846

Total Commission,
Spread or Profit
0.650 %


1.	Aggregate Principal Amount Purchased (a+b)
$193,295,000

a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$13,875,000

b.Other BlackRock Clients
$179,420,000

2.	Aggregate Principal Amount of Offering
$1,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.1932




Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
08-19-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
08-19-2015

Global Syndicate Team Member













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